ADMIRALTY CORPORATION UNABLE TO NEGOTIATE AN
EXTENSION ON MATURING DEBENTURES

Douglasville, GA, Thursday, October 12, 2006, Admiralty Holding Company (OTC BB: ADMH), (Admiralty), announced today that its wholly owned subsidiary, Admiralty Corporation (the "Company"), has been unable to negotiate a requested one-year extension of the first of the Senior and Junior Debentures (“Debentures”) due to Capital Bank and Holden Holdings, Limited, respectively. The principal amounts due at the maturity date were $2,000,000 and $500,000, respectively, for the Senior and Junior Debentures. The approximate total amount due, including interest, was $4,000,000. The Debentures, by their terms, allowed for an automatic extension of five (5) days in which to cure the default. The Company believed that an extension could be negotiated and it had made offers and received a counteroffer for the extension. However, the counteroffer submitted by the representative of the holders of the Senior Debenture was not acceptable to the Company. Accordingly, to date the parties have not reached an agreement to extend the term of the Debentures and the Company is unable to pay the Debentures.

The Debentures were issued in 1996 and are not collateralized by assets of the Company. To the contrary, the Debentures, by their terms, are subordinate to secured indebtedness of the Company. All of the assets of the Company, except the ship, The New World Legacy, are pledged to certain funds commonly referred to in the Company’s public filings as the NIR Group of Funds. A first lien on the New World Legacy is held by certain individuals, including the CEO of Admiralty Holding Company.

The Debentures carry a default interest rate of 12% per annum and entitle the Debenture holders to receive one percent (1%) of the Company’s earnings for each $100,000 of principal amount of the Debentures. This would translate to twenty-five percent (25%) of the Company’s earnings for the maturing Debentures. The NIR Group of Funds has granted the Company a waiver of default such that the failure to pay the Debentures has not triggered a default in the loans from the NIR Group of Funds.

The Company is continuing to seek a resolution of the default through continued discussions with the representatives of the holders of the Debentures and has submitted a new proposal to which it has yet to receive a response. However, there can be no assurance that the Company will be successful in these negotiations. The Company intends to avail itself of all defenses which may be available to it at law and in equity should litigation be commenced by the holders of the Debentures.

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Forward-Looking Statements Caution:

This release contains “forward looking statements”. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based on expectations, estimates and projections that involve a number of risks and uncertainties (some of which are described in the Company's Annual Report for 2005 on Form 10-KSB filed with the SEC) which could cause actual results or events to differ materially from those anticipated. Admiralty does not undertake to update any of its forward-looking statements that may be made from time to time.

Company Contact:	Admiralty Holding Company
Murray D. Bradley, Jr., CFO
877-948-7327
Source: Admiralty Holding Company